Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

FORTUNE BRANDS HOME & SECURITY, INC.,

FORTUNE BRANDS WINDOWS & DOORS, INC.

and

PLY GEM INDUSTRIES, INC.

Dated as of August 19, 2014

TABLE OF CONTENTS

1.	Definitions; Interpretive Provisions		1

	1.1	Definitions	1
	1.2	Interpretive Provisions	10

2.	Sale of the Shares; Closing; Purchase Price Adjustment Payment		10

	2.1	Sale of Shares	10
	2.2	Purchase Price	10
	2.3	Closing	11
	2.4	Closing Deliveries	11
	2.5	Treatment of Payments	12

3.	Representations and Warranties of the Shareholder		12

	3.1	Organization and Good Standing	12
	3.2	Authority and Due Execution	12
	3.3	No Conflict	13
	3.4	Capitalization	13
	3.5	Financial Statements	14
	3.6	Title to Properties; Encumbrances	14
	3.7	No Undisclosed Liabilities	15
	3.8	Indebtedness	16
	3.9	Taxes	16
	3.10	No Material Adverse Change	17
	3.11	Employee Benefits	17
	3.12	Compliance with Legal Requirements; Governmental Authorizations	19
	3.13	Legal Proceedings; Orders	20
	3.14	Absence of Certain Changes and Events	20
	3.15	Contracts	22
	3.16	Environmental Matters	23
	3.17	Employees	24
	3.18	Labor Relations; Compliance	24
	3.19	Intellectual Property	25
	3.20	Brokers or Finders	26
	3.21	Suppliers and Distributors	26
	3.22	Product Liability	26
	3.23	Permits	27
	3.24	Affiliate Transactions	27
	3.25	Representations on Closing Date	27

4.	Representations and Warranties of Buyer		27

	4.1	Organization and Good Standing	27
	4.2	Authority; No Conflict	27
	4.3	Sufficient Funds	28
	4.4	Certain Proceedings	28
	4.5	Brokers or Finders	28

5.	Covenants of the Shareholder and the Companies		28

	5.1	Access and Investigation	28
	5.2	Operation of the Businesses of the Companies	29
	5.3	Required Approvals	30
	5.4	Reasonable Best Efforts	30
	5.5	Tax Matters	30
	5.6	Consents	30
	5.7	Closing Indebtedness and Intercompany Payables and Receivables	30
	5.8	Terminations of Transactions with Related Parties	30
	5.9	Confidentiality	31
	5.10	Non-Competition; Non-Solicitation	31
	5.11	Cooperation	33
	5.12	Insurance Matters	34
	5.13	PVC Extrusion Lines	34
	5.14	401(K) Plan Rollovers	35

6.	Covenants of Buyer		35

	6.1	Required Approvals	35
	6.2	Reasonable Best Efforts	35
	6.3	Employment	35
	6.4	Release	36

7.	Conditions Precedent to Buyer’s Obligation to Close		36

	7.1	Accuracy of Representations	36
	7.2	Shareholder Performance	36
	7.3	Simex Supply Agreement	36
	7.4	No Injunction	36
	7.5	Regulatory Consents	36
	7.6	Material Adverse Effect	37
	7.7	Transition Services Agreement	37
	7.8	Notice of Termination of Severance Plans	37

8.	Conditions Precedent to the Shareholder’s Obligation to Close		37

	8.1	Accuracy of Representations	37
	8.2	Buyer’s Performance	37
	8.3	Simex Supply Agreement	37
	8.4	No Injunction	38
	8.5	Regulatory Consents	38

9.	Termination		38

	9.1	Termination Events	38
	9.2	Effect of Termination	39

2

10.	Indemnification; Remedies		39

	10.1	Survival	39
	10.2	Indemnification and Payment of Damages by the Shareholder or Buyer	39
	10.3	Survival Period	40
	10.4	Limitations on Amount	40
	10.5	Procedure for Indemnification – Third Party Claims	40
	10.6	Procedure for Indemnification – Other Claims	41
	10.7	No Right of Contributions	41
	10.8	Limitations on Indemnification	41
	10.9	Calculation of Damages	41

11.	Tax Indemnification; Tax Matters		42

	11.1	Tax Indemnification	42
	11.2	Tax Indemnification Procedures	42
	11.3	Tax Audits and Contests; Cooperation	43
	11.4	Preparation of Tax Returns and Payment of Taxes	44
	11.5	Straddle Periods	46
	11.6	Refunds	47
	11.7	Transfer Taxes	47
	11.8	Tax Sharing Agreements	47

12.	Guarantee		47

	12.1	Guarantee by FBHS	47

13.	General Provisions		47

	13.1	Expenses	47
	13.2	Public Announcements	48
	13.3	Confidentiality	48
	13.4	Notices	48
	13.5	Jurisdiction	49
	13.6	Waiver	49
	13.7	Entire Agreement and Modification	49
	13.8	Assignments and Successors	49
	13.9	Severability	50
	13.10	Use of Fortune Brands Name	50
	13.11	Governing Law	50
	13.12	No Third Party Beneficiaries	50
	13.13	Counterparts	50
	13.14	Waiver of Jury Trial	50

3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of August 19, 2014 among Fortune Brands Home & Security, Inc., a Delaware corporation (“FBHS”), Fortune Brands Windows & Doors, Inc., a Delaware corporation (the “Shareholder”) and Ply Gem Industries, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Fortune Brands Windows, Inc., a Delaware corporation (“Simonton”), and its direct and indirect wholly owned subsidiaries, Simex, Inc., a West Virginia corporation (“Simex”), Simonton Building Products, Inc., a West Virginia corporation, Simonton Industries, Inc., a California corporation, and Simonton Windows, Inc., a West Virginia corporation (Simonton and such subsidiaries and their successors being collectively referred to herein as the “Companies”), are engaged in the production, sale and distribution of vinyl-framed windows and vinyl-framed patio doors and PVC trim in the United States (the “Business”);

WHEREAS, the Shareholder is the record and beneficial owner of all of the issued and outstanding shares (the “Shares”) of the capital stock of Simonton; and

WHEREAS, the Shareholder desires to sell, and Buyer desires to purchase, the Shares owned by the Shareholder, upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions; Interpretive Provisions.

1.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified in this Section 1:

“Affiliate” – with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that neither FBHS nor the Shareholder shall be considered to be Affiliates of any of the Companies for purposes hereof.

“Balance Sheet” – as defined in Section 3.5.

“Balance Sheet Rules” – the accounting methods historically applied by the Companies in producing the Balance Sheet, applied on a consistent basis and in accordance with GAAP.

“Business” – as defined in the Recitals of this Agreement.

“Business Employee” – any individual who, as of the date hereof, is employed (full-time or part-time) by the Companies, including any individual absent due to short-term disability, vacation, holiday, or approved leave of absence, including military leave and leave under the Family and Medical Leave Act, but excluding any individual absent due to long-term disability.

“Business Licenses” – as defined in Section 3.23.

“Buyer” – as defined in the Preamble of this Agreement.

“Buyer Indemnitees” – as defined in Section 10.2(a).

“Cap” – as defined in Section 10.4.

“Closing” – as defined in Section 2.3.

“Closing Date” – the date and time as of which the Closing actually takes place.

“Closing Indebtedness” – the amount of consolidated Indebtedness of the Companies outstanding immediately before the Closing, determined in accordance with the Balance Sheet Rules.

“Code” – the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Companies” – as defined in the Recitals of this Agreement.

“Companies Assets” – all the assets of the Companies, wherever located, and the goodwill associated therewith, real and personal, tangible and intangible, as the same shall exist as of the Closing Date, including, without limitation, cash and cash equivalents, accounts receivable, prepaid expenses, personal property, plant, machinery and equipment, together with all associated parts and supplies, motor vehicles, furniture and other office equipment, all Contracts, all Intellectual Property Assets, all computer programs and software owned or used by the Companies, and all licenses, patents and copyrights and applications therefor; inventories, including, without limitation, raw materials, finished goods, work-in-process and goods in transit, all marketing and technical data and documents of the Companies, including, without limitation, files, marketing literature, blueprints, plans, specifications and drawings, and all business records of the Companies including, without limitation, standard forms, customer lists, vendor lists, documents relating to any Tax pertaining to the Companies Assets and financial books and records of the Companies.

“Company Intellectual Property” – as defined in Section 3.19(b).

“Company Plans” – as defined in Section 3.11(a).

“Company Securities” – shares of capital stock or voting securities of the Companies, securities of the Companies convertible into or exchangeable for shares of capital stock or voting securities of the Companies or options, warrants, calls or other rights or agreements to acquire from the Companies, or other obligation of the Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Companies.

“Competition Laws” – the antitrust laws of the United States.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contest” – as defined in Section 11.3(a).

“Contract” – all agreements, contracts, leases of real property, licenses, and other contractual arrangements written or otherwise.

“Copyrights” – as defined in Section 3.19(a).

“Damages” – as defined in Section 10.2.

“Deductible” – as defined in Section 10.4.

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, mortgage, deed of trust, easement, title default, encroachment, option, pledge, security interest, right of first offer, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Claims” – any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, oral or written, from any Governmental Body arising pursuant to Environmental Law or concerning Releases of or exposures to Hazardous Materials.

“Environmental Law” – any Legal Requirement that relates to pollution, protection of the Environment, or the Release, generation, handling, treatment, storage, disposal, recycling or presence of or exposure to Hazardous Materials.

“Environmental Liabilities” – any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law.

“Environmental Permits” – any Permits required pursuant to Environmental Laws.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” – as defined in Section 13.1.

“Facilities” – as defined in Section 3.6(c).

“FBHS” – as defined in the Preamble of this Agreement.

“FBHS Group” – as defined in Section 3.9(i).

“Financial Statements” – as defined in Section 3.5.

“Fundamental Representations” – the representations and warranties of the Shareholder set forth in Sections 3.1, 3.2, 3.4, 3.8 and 3.20.

“GAAP” – United States generally accepted accounting principles.

“Governmental Authorization” – any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” – any governmental agency or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

“Hazardous Materials” – any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof and asbestos-containing materials.

“Indebtedness” means (a) any indebtedness or other obligation of any of the Companies for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of any of the Companies evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of any of the Companies with respect to hedging obligations, including fuel hedges and interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of any of the Companies for the deferred purchase price of any equipment financing or acquired business (including any “earn-out” or similar payments); (e) any liabilities or obligations of any of the Companies in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities or obligations are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of any of the Companies under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance upon any property or asset owned by, any of the Companies. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Independent Accountant” – as defined in Section 11.4(a).

“Insurance Claim” – as defined in Section 5.12.

“Insurance Policies” – as defined in Section 5.12.

“Intellectual Property Assets” – as defined in Section 3.19.

“Interim Financial Statements” – as defined in Section 3.5.

“Knowledge” – a party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following Persons is actually aware of such fact or other matter after reasonable inquiry of his or her direct reports: in the case of the Companies, Mark Savan, David Haddix, Michael Peterson, Sidney Spear, Andrew Shashlo, Rhonda Francis and Robert Keller, and, in the case of Buyer, Gary Robinette, Shawn Poe, John Wayne and Tim Johnson.

“Leased Real Property” – as defined in Section 3.6(b).

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, regulation, statute or treaty.

“Liabilities” – debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

“Licensed Intellectual Property” – as defined in Section 3.19(b).

“Material Adverse Change” – any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has caused or would be reasonably expected to cause a material adverse change in the business, results of operations or financial condition of the Companies, taken as a whole; provided, however, that the following shall not be taken into account in determining whether a Material Adverse Change has occurred: (i) conditions affecting the global economy generally; (ii) any national or international political or social condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the Companies; (v) changes in GAAP; or (vi) the public announcement of the transactions contemplated by this Agreement (in the case of each of the foregoing clauses (i) through (v) only to the extent there is not a disproportionate adverse effect on the Companies when compared to other similarly situated businesses).

“Material Adverse Effect” – any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would be reasonably expected to have a material adverse effect upon the Companies’ business, results of operations or financial condition, taken as a whole; provided, however, that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) conditions affecting the global economy generally; (ii) any national or international political or social condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the Companies; (v) changes in GAAP; or (vi) the public announcement of the transactions contemplated by this Agreement (in the case of each of the foregoing clauses (i) through (v) only to the extent there is not a disproportionate adverse effect on the Companies when compared to other similarly situated businesses).

“Material Contracts” – as defined in Section 3.15(a).

“Order” – any legally binding award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” – (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Owned Intellectual Property” – as defined in Section 3.19(b).

“Owned Real Property” – as defined in Section 3.6(a).

“Patents” – as defined in Section 3.19(a).

“Permits” means all licenses, permits, franchises, clearances, authorizations, accreditations, certificates of authority, orders, registrations and approvals of any Governmental Body.

“Permitted Encumbrance” – means (a) statutory Encumbrances for current taxes not yet due or delinquent (or which may be paid without interest or penalties), or which are being disputed in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’ and other similar Encumbrances arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) if the underlying obligations are not delinquent, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities that are not violated by any current use, occupancy or activity conducted by the Companies, and (d) easements, rights of way, licenses and restrictions and other similar encumbrances of the real property or minor defects or irregularities in title, which do not, individually or in the aggregate, materially detract from the value of the Facilities subject thereto or materially interfere with the conduct of the business of the Companies.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Personal Data” – information collected from any person that, alone or in combination with other information held by the Companies, allows the identification of or contact with a natural person or can be used to identify a natural person.

“Plans” – as defined in Section 3.11(a).

“Post-Closing Period” – any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Consolidated Return” – as defined in Section 11.3(a).

“Pre-Closing Period” – any Tax period ending on or before the Closing Date; and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

“Pre-Closing Taxes” – as defined in Section 11.1.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product” – as defined in Section 3.22.

“Purchase Price” – as defined in Section 2.1.

“Real Property Leases” – as defined in Section 3.6(b).

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restrictive Covenants” – as defined in Section 5.10(d).

“SEC” – the Securities and Exchange Commission.

“Securities Act” – the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” – as defined in the Preamble of this Agreement.

“Shares” – as defined in the Recitals of this Agreement.

“Simex” – as defined in the Recitals of this Agreement.

“Simex Supply Agreement” – as defined in Section 2.4.

“Simonton” – as defined in the Recitals of this Agreement.

“Straddle Period” – as defined in Section 11.5.

“Straddle Returns” – as defined in Section 11.4(b).

“Subsidiary” – with respect to any Person, any corporation or other entity of which securities or other interests having the power to elect a majority of that corporation’s or other entity’s board of directors or similar governing body are held by such Person or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Companies.

“Survival Period” – as defined in Section 10.1.

“Tax” – any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” – any return (including any information return), report, statement, schedule, election, declaration, disclosure, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreements” – means all existing agreements or arrangements (whether or not written) binding the Companies that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than agreements entered into in the ordinary course of business the primary purpose of which was not Tax).

“Taxing Authority” – as defined in the definition of Tax above.

“Termination Date” – as defined in Section 9.1(d).

“Trade Secrets” – as defined in Section 3.19(a).

“Trademarks” – as defined in Section 3.19(a).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any of the Companies, in each case in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments of any of the Companies or any of their respective Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made (other than pursuant to any existing severance plans of the Companies described in Section 7.8) to any employee of any of the Companies or any of their respective Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated hereby including the employer portion of any employment taxes payable with respect thereto.

“Transition Services Agreement” – as defined in Section 7.7.

“Treasury Regulations” – the U.S. Treasury regulations promulgated under the Code.

“WARN Act” – the Worker Adjustment and Retraining Notification Act, and any similar foreign, state, or local law.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the words “Dollars” and “$” mean U.S. dollars;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(f) the word “or” shall be disjunctive but not exclusive;

(g) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(h) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a business day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding business day.

2. Sale of the Shares; Closing.

2.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, in consideration of One Hundred and Thirty Million U.S. Dollars ($130,000,000.00) (the “Purchase Price”), the Shareholder agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire, all of the Shares.

2.2 Purchase Price. The Purchase Price will be paid by Buyer at the Closing in immediately available funds by wire transfer to such account as the Shareholder shall designate by written notice to Buyer at least two (2) business days prior to Closing.

2.3 Closing. The closing (the “Closing”) of the transactions contemplated herein will take place electronically by exchange of PDFs (with the actual physical transfer of the items set forth in Section 2.4(a)(i), (ii) and (iv) being conveyed to Buyer on that date, or on such other date and at such other place as may be agreed upon in writing between the parties) on the date that is three (3) business days following the satisfaction or waiver of all of the conditions to closing in Sections 7 and 8 hereof, or (ii) at such other time and place as determined by mutual agreement of the parties; provided that Buyer shall have the right to extend the timing for Closing for any reason until no later than sixty (60) days after the date hereof.

2.4 Closing Deliveries. At the Closing:

(a) the Shareholder will deliver to Buyer:

(i) stock certificates representing all of the Shares together with such stock powers signed by the Shareholder as Buyer may reasonably request;

(ii) stock certificates representing all of the outstanding shares in the Subsidiaries of Simonton or affidavits and indemnities of loss in lieu thereof;

(iii) a certificate of each officer and director of the Companies that he or she has no claim of any kind against the Companies and, if required by Buyer prior to Closing, the resignation of each officer and director;

(iv) the original record books, minute books and equity ownership register of the Companies;

(v) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Shareholder is not a “foreign person” as defined in Code Section 1445;

(vi) a certificate, signed by an executive officer of the Shareholder and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2(a); and

(vii) such other documents as Buyer or its counsel may reasonably request.

(b) Buyer will deliver to the Shareholder:

(i) the Purchase Price to be paid to the Shareholder at Closing in accordance with Section 2.2; and

(ii) a certificate, signed by an executive officer of Buyer and dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1 and 8.2(a);

(iii) such other documents as the Shareholder or its counsel may reasonably request.

(c) the Companies and the Shareholder shall enter into a supply agreement (the “Simex Supply Agreement”) in the form set forth herein in Exhibit A, pursuant to which the Companies will agree to supply vinyl extruded products and patio doors to the Shareholder and its Affiliates on the terms and conditions set forth therein.

2.5 Treatment of Payments. Any payments made by Buyer or the Shareholder under Section 10 or Section 11 shall be treated as an adjustment to the Purchase Price for all Tax and accounting purposes, except as otherwise required by Law.

3. Representations and Warranties of the Shareholder.

The Shareholder represents and warrants to Buyer as follows:

3.1 Organization and Good Standing. The Shareholder and each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of the Companies has full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets that it purports to own or use. Each of the Companies is duly qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be material to the Companies, taken as a whole.

3.2 Authority and Due Execution. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and the consummation and performance of the transactions contemplated hereby has been duly and validly authorized and approved by the board of directors or other applicable governing body of the Shareholder, and no other proceeding, consent or authorization on the part of the Shareholder is necessary to authorize this Agreement or the consummation or performance of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally.

3.3 No Conflict

(a) Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Companies or the Shareholder;

(ii) contravene, conflict with or result in a violation of any Order or Legal Requirement to which the Companies or the Shareholder, or any of the assets owned or used by the Companies, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of any Contract to which the Companies or the Shareholder is a party or to which any assets or properties of the Companies are subject; or

(iv) result in the imposition or creation of any Encumbrance other than Permitted Encumbrances upon or with respect to any of the assets owned or used by the Companies.

Except, in the case of clauses (ii) through (iv), where such contravention, conflict, violation or imposition would be material to the Companies.

(b) Except as set forth on Schedule 3.3 and any approvals required under the Competition Laws, the Shareholder is not and will not be required to give any notice to or obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated herein.

3.4 Capitalization. The Shares transferred by the Shareholder to Buyer at the Closing represent 100% of the issued and outstanding shares of the capital stock of Simonton. Schedule 3.4 sets forth the complete and accurate list of all of the holders of the shares of capital stock in the Companies, including the number of such shares owned by each shareholder. All of the outstanding capital stock or other voting securities of each Company other than Simonton is owned by Simonton, directly or indirectly, free and clear of any Encumbrance (other than any restrictions imposed by Legal Requirement). Other than the Shares, there are no other equity securities of Simonton or options, warrants, calls or other rights or agreements to buy such securities or securities convertible into or exchangeable for equity securities of Simonton. The Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations of the Companies to repurchase, redeem or otherwise acquire any Company Securities. No Company is party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any Company Securities. There are no outstanding or authorized restricted stock, restricted stock units, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company Securities to which any Company is a party or is bound. The Companies have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Companies on any matter. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Company Securities. There are no Contracts to which any of the Companies is a party relating to the issuance, sale or transfer of any equity securities or other securities of the Companies. Except as disclosed on Schedule 3.4, the Companies do not own, and do not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.5 Financial Statements. The Companies have delivered to Buyer (a) the Companies’ unaudited consolidated balance sheets (the “Balance Sheet”) and statements of income and cash flows for the fiscal years ended December 31, 2012 and December 31, 2013 (together with the Balance Sheet, the “Financial Statements”), including in each case the notes thereto and (b) the Companies’ unaudited consolidated balance sheet as of June 30, 2014 and the related statements of income and cash flows for the 6-month period then ended (collectively, the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements fairly present in all material respects the financial condition and the results of operations as at the respective dates of and for the periods referred to in such Financial Statements and have been prepared, in all material respects, in accordance with GAAP consistently applied by FBHS during the periods involved, except as indicated in such statements, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and (ii) changes resulting from normal immaterial year-end adjustments. Except as set forth in the Financial Statements and the Interim Financial Statements, none of the Companies maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC. The Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied.

3.6 Title to Properties; Encumbrances.

(a) Schedule 3.6(a) contains a complete and accurate list of all real property owned by the Companies (the “Owned Real Property”). With respect to each parcel of Owned Real Property (i) the Companies, as applicable, have good and marketable fee simple title, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) the Companies have not leased or otherwise granted to any Person the right to use or occupy such parcel of Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel of Owned Real Property or any portion thereof or interest therein, (iv) there is no pending or, to the Knowledge of the Companies, threatened, appropriation, condemnation or like proceeding or order materially affecting the Owned Real Property or any part thereof.

(b) Schedule 3.6(b) contains a correct and complete list of all leases or subleases under which the Companies lease or sublease real property (each, a “Real Property Lease” and collectively, the “Real Property Leases”) and the street address of the premises demised under each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Companies have delivered to Buyer true and complete copies of the Real Property Leases in effect as of the date hereof (including any amendments, modifications, supplements, extensions, renewals, guaranties and other agreements relating thereto) and the Companies have not leased or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof. Each Real Property Lease is valid and binding on the Companies, as applicable, and, to the Knowledge of the Companies, each other party thereto, and is in full force and effect. The Companies have performed and complied with all material obligations required to be performed or complied with by them under each Real Property Lease. There is no material default under any Real Property Lease by the Companies or, to the Knowledge of the Companies, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Companies, or, to the Knowledge of the Companies, by any other party thereto. The Companies, as applicable, have good and valid leasehold title to each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) The Owned Real Property and Leased Real Property (collectively, the “Facilities”) constitute all of the material real estate used in the operation of the respective businesses of the Companies.

(d) The Companies own and have good and valid title to the Companies Assets, including all the properties and assets (whether tangible or intangible) that they purport to own located in the Facilities operated by the Companies or reflected as owned in the books and records of the Companies. Except as set forth on Schedule 3.6(d), all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances.

3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7 and except for those liabilities that are reflected or reserved against on the Balance Sheet and for liabilities incurred in the ordinary course of business consistent with the past practice since December 31, 2013 or as otherwise contemplated by this Agreement, the Companies do not have any Liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise), that would be required under GAAP to be reflected in a balance sheet of the Companies, except Liabilities that are, individually or in the aggregate, not material to the Companies, taken as a whole.

3.8 Indebtedness. On the Closing Date the Companies shall have no Indebtedness to any Person, including, without limitation, to the Shareholder, other than normal accounts payable incurred in the ordinary course of business.

3.9 Taxes.

(a) All income and other material Tax Returns filed or required to be filed by or on behalf of the Companies have been filed when due and were true, correct and complete in all material respects when filed, to the extent solely related to the Companies. All Taxes shown as due and payable on such Tax Returns and all other material amounts of Taxes due and payable by or on behalf of the Companies have been timely paid. Schedule 3.9 contains a list of all jurisdictions (whether foreign or domestic) where the Companies currently file income Tax Returns.

(b) The Companies have timely withheld, and will timely withhold, all material Taxes required to have been withheld in connection with amounts paid or owing to any lender, shareholder, employee, creditor, independent contractor or other Person and have complied in all material respects with all Tax information reporting provisions of all applicable Legal Requirements.

(c) Except as set forth on Schedule 3.9, the Companies have not requested any extension of time within which to file any material Tax Return that has not yet been filed. Except as set forth on Schedule 3.9, the Companies have not granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. The Companies have provided or made available to Buyer complete and accurate copies of all federal state, local and foreign income and all other material Tax Returns, examination reports and statements of deficiencies, or, in each case, portion thereof, assessed against or agreed to by the Companies for each of the taxable years ended since December 31, 2010, to the extent such Tax Returns, examinations reports and statements of deficiency, or, in each case, portion thereof, relate solely to the Companies.

(d) Except as set forth on Schedule 3.9: (i) there is no material claim, audit, action, suit, proceeding, or investigation pending or proposed or threatened against or with respect to the Companies by any Taxing Authority, to the extent solely related to the Companies; (ii) no adjustment that would increase the Tax liability of the Companies in any material respect has been made, or proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Period; (iii) no Taxing Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Companies; and (iv) no written claim has been made by any Taxing Authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) The Companies have not entered into any material agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f) Since December 31, 2010, the Companies have not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) The Companies will not be required to include any adjustment in taxable income for any Post-Closing Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Sections 108(i) or 481 of the Code or comparable provisions of state, local or foreign Tax law.

(h) The transactions contemplated by this Agreement do not constitute a “change in ownership or control” of FBHS within the meaning of Code Section 280G and the Treasury Regulations thereunder. There are no tax liens on any of the property or assets of the Companies other than liens for Taxes not yet due or which are being contested in good faith.

(i) No Company has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which FBHS is the common parent (the “FBHS Group”)) under Treasury Regulations Section 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise. Each Company is a member of the FBHS Group.

The representations and warranties contained in this Section 3.9 and Sections 3.11 and 3.14 are the sole and exclusive representations and warranties being made with respect to Taxes and Tax matters in this Agreement.

3.10 No Material Adverse Change. Since December 31, 2013 there has not been any Material Adverse Change.

3.11 Employee Benefits.

(a) Schedule 3.11(a)(1) sets forth a list of each medical, dental, life, disability, vacation pay, bonus, deferred compensation, severance pay, retention pay, change in control benefit, pension, profit-sharing, retirement, insurance, stock purchase, stock option, equity-based, compensation, benefits, employment, or other fringe plan, arrangement, contract, agreement, policy, or practice and each other material compensation or benefit plan, arrangement, contract, agreement, policy, or practice, whether written or oral, in each case either (i) under which any Business Employee (or former service provider of any of the Companies) has any present or future right to benefits and that is sponsored, maintained, or contributed to, or required to be sponsored, maintained, or contributed to, by FBHS or any of its Subsidiaries or (ii) with respect to which any of the Companies has any direct or indirect liability, contingent or otherwise (collectively, the “Plans”). Schedule 3.11(a)(2) separately identifies each Plan that is sponsored or maintained by a Company and that will be retained by any Company following the Closing (collectively, the “Company Plans”).

(b) Except as provided in Section 7.8, neither FBHS nor any of its Subsidiaries has any agreement or commitment (whether or not legally binding) to create any new Plan or to modify or change any existing Plan, in either case in respect of Business Employees (or any former service provider of any of the Companies), in any respect unless such agreement or commitment is legally required, nor has the intention to do any of the foregoing been communicated to any Business Employee (or any former service provider of any of the Companies).

(c) With respect to each material Plan (including for the avoidance of doubt, each Company Plan), the Companies have heretofore delivered to Buyer, to the extent applicable, true, correct, and complete copies of all documents constituting the most current version of each such Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, or written summaries of the terms of any such Plan that is not in writing. With respect to each Company Plan, the Companies have delivered to Buyer, to the extent applicable, true, correct and complete copies of (i) insurance contracts, (ii) for the most recent plan year, (A) the annual report on Form 5500 and attached schedules, (B) financial statements, and (C) actuarial valuation reports, and (iii) all material correspondence with any Governmental Body regarding the operation or the administration of any such Company Plan, and with respect to each such Company Plan intended to qualify under Section 401 of the Code, the most recent determination letter received from the Internal Revenue Service.

(d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions required to be made with respect to any Company Plan for any period through the date hereof have now been, or on the Closing Date will have been, timely made, except for outstanding contributions in the ordinary course, and all contributions not yet due have been accrued for in the financial statements of the Companies in accordance with applicable accounting procedures. There are no Company Plans that are intended to be qualified under Section 401(a) of the Code.

(e) Each Plan that is not a Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements except to the extent noncompliance of such Plan would not result in Liability to any of the Companies.

(f) There are no pending or, to the Knowledge of the Companies, threatened claims by, on behalf of or against any of the Plans in effect as of the date hereof or any assets thereof, other than routine benefit claim matters that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, and no material matter is pending (other than routine qualification determination filings) before any Governmental Body with respect to any Plan.

(g) None of the Companies have maintained, contributed to, or have any Liability, contingent or otherwise, with respect to any plan covered by Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(h) No event has occurred and to the Knowledge of the Companies no condition exists, that would, either directly or on a contingent basis, subject any of the Companies to any Liability under Title IV of ERISA as a result of the Companies being treated as a single employer with FBHS and any of its Subsidiaries pursuant to Section 414 of the Code or 401(b) of ERISA.

(i) Except as expressly provided for under this Agreement or as set forth on Schedule 3.11(i), neither the execution and delivery of this Agreement nor the consummation of transactions contemplated herein will (either alone or in combination with another event), entitle any Business Employee (or former service provider of any of the Companies) to (A) severance pay or any similar payment or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) any payment, compensation, or benefit, or increase in the amount of any payment, compensation, or benefit due, to any Business Employee (or former service provider of any of the Companies), (C) acceleration of the time of payment or vesting or any funding (through a grantor trust or otherwise) of compensation or benefits, (D) any material obligation pursuant to any of the Plans, or (E) any limitation or restriction on the right, if any, of any of the Companies to merge, amend, or terminate any of the Company Plans.

3.12 Compliance with Legal Requirements; Governmental Authorizations

(a) Except as set forth on Schedule 3.12(a):

(i) the Companies are, and at all times have been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

(ii) the Companies have not received any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any material Legal Requirement.

(b) The Companies have been and are in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws of any jurisdiction where the Companies do business.

(c) Schedule 3.12(c) contains a complete and accurate list of each material Governmental Authorization currently held by the Companies. Except as set forth on Schedule 3.12(c), the Companies are, and have been, in full compliance with all of the material terms and requirements of each such Governmental Authorization identified or required to be identified on Schedule 3.12(c).

3.13 Legal Proceedings; Orders.

Except as set forth on Schedule 3.13, there is no pending Proceeding:

(i) that has been commenced by or against the Companies; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated herein.

Except as set forth on Schedule 3.13, to the Knowledge of the Companies, no such Proceeding has been threatened. None of the Shareholder and any of the Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of the Shareholder or any of the Companies to consummate fully the transactions contemplated hereby.

3.14 Absence of Certain Changes and Events. Except as set forth on Schedule 3.14, since December 31, 2013, the Companies have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been any:

(a) payment or increase by the Companies of any bonuses, salaries or other compensation to any director or officer or employee (other than the payment of salaries and bonuses to employees in the ordinary course of business consistent with past practices), or entry into any employment, severance or similar Contract with any director, officer or employee or any amendment to any such employment, severance or similar Contract (except in the ordinary course of business consistent with past practice or pursuant to compensation plans or agreements in effect on the date hereof);

(b) adoption of, or increase in benefits under, any Plan except as required by the terms thereof, or written or oral agreement for or with any Business Employees;

(c) damage to or destruction or loss of any asset or property of the Companies, whether or not covered by insurance, which has been material to the Companies, taken as a whole;

(d) termination of or receipt of written notice of termination or, to the Knowledge of the Companies, any other communication threatening termination of (i) any distributorship, manufacturing, co-packing, joint venture or credit agreement or similar agreement, or (ii) any other Contract or transaction involving a total remaining commitment by or to the Companies of at least $100,000;

(e) sale (other than sales in the ordinary course of business consistent with past practice), lease or other disposition of any material asset or property of the Companies or mortgage, pledge or imposition of any material lien or other encumbrance on any such asset or property of the Companies;

(f) payment of any dividend or other distribution of the Companies;

(g) collection of accounts receivable of the Companies or payment of accounts payable of the Companies, except in the ordinary course of business consistent with past practice;

(h) significant labor problem, work stoppage or other similar event or condition (whether or not covered by insurance);

(i) capital expenditure or commitment of addition to property, plant or equipment used in the Business having a value in excess of $100,000;

(j) incurrence, payment, discharge or satisfaction of any material claim, obligation or liability, except in the ordinary course of business;

(k) adoption or proposal of any change in its certificate of incorporation or bylaws or equivalent organizational documents of any of the Companies;

(l) issuance, sale, pledge, disposition, grant, transfer or encumbrance, or authorization of the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any Company Securities;

(m) reclassification, combination, split, subdivision or amendment of the terms of, or redemption, purchase or other acquisition, directly or indirectly, of any of the Company Securities;

(n) except as may be required by Legal Requirement or GAAP, change in any material respect to any material method, policy, practice, procedure or principle of financial accounting;

(o) commencement or settlement as of the date hereof (i) any material Proceeding involving or against any of the Companies or (ii) any Proceeding that relates to the transactions contemplated hereby;

(p) except as set forth on Schedule 3.9, material Tax election or any change to any material Tax election, settlement or compromise of any claim for a material Tax refund or any other audit or other proceeding in respect of material Taxes, filing of any material amended Tax Return or consent to any extension or waiver of any statute of limitations period in respect of a material amount of Taxes; or

(q) agreement, whether oral or written, by the Companies to do any of the foregoing.

3.15 Contracts.

(a) Schedule 3.15(a) contains a complete and accurate list, and the Companies have delivered or made available to Buyer true and complete copies of, all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which any of the Companies is a party and which falls within any of the following categories:

(i) each Contract with any employee, leased employee or contract employee;

(ii) each lease, rental or occupancy agreement and other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real property;

(iii) each licensing agreement or other Contract (i) pursuant to which the Companies use any Licensed Intellectual Property or (ii) pursuant to which the Companies have granted to a third party any right in or to any Owned Intellectual Property, which reasonably could be material to the operation of the Companies’ business as currently conducted;

(iv) each Contract with any labor union or association relating to any current or former employee of any of the Companies;

(v) each Contract relating to Indebtedness of any of the Companies;

(vi) each Contract under which any of the Companies would incur any change-in-control payment or similar compensation obligations to its employees by reason of any this Agreement or any of the transactions contemplated hereby;

(vii) each Contract for the sale, transfer or acquisition of any of the assets, capital stock or businesses of any of the Companies (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, capital stock or businesses of any of the Companies, in each case under which there are material outstanding obligations;

(viii) each Contract under which any of the Companies has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(ix) each Contract of any kind that involves an amount in excess of $100,000; and

(x) each Contract containing covenants that in any way purport to restrict the business activity of the Companies or limit the freedom of the Companies to engage in any line of business or to compete with any Person or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic location.

(b) Each Material Contract is a valid and binding obligation of one of the Companies, as applicable, is in full force and effect and is enforceable against the one of the Companies, as applicable, and, to the Knowledge of the Companies, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally. None of the Companies is in material breach, violation of or default under any Material Contract. To the Knowledge of the Companies, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by any of the Companies under any Material Contract or the other parties thereto.

3.16 Environmental Matters. Except as set forth on Schedule 3.16:

(a) The Companies are, and at all times since December 31, 2010 have been, in material compliance with all Environmental Laws. The Companies have obtained and are in material compliance with all Environmental Permits. No material Environmental Claims have been asserted against the Companies nor do the Companies have Knowledge of any threatened or pending Environmental Claim against the Companies, and there are no Hazardous Materials present at any real property currently or formerly owned, leased or operated by any of the Companies or any predecessors in interest, or, to the Knowledge of the Companies, at any location where Hazardous Material generated or disposed of by any of the Companies are located, in a condition, concentration or circumstance that is a violation of any Environmental Laws or is in excess of the amount permitted pursuant to Environmental Law. For purposes of this Section 3.16, the term “Environmental Law” shall not include any changes to the law after the Closing Date.

(b) There are no material pending or, to the Knowledge of the Companies, threatened claims, Encumbrances or other restrictions of any nature resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Companies have an interest.

(c) The Companies have made available to Buyer all material records and files in the possession, custody or control of the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at the Facilities or real properties currently or formerly owned, operated, leased or used by the Companies.

3.17 Employees.

(a) The Companies have provided to Buyer a complete and accurate list, as of the date hereof, of the following information for each Business Employee: name; job title; current compensation paid or payable; service credited for purposes of vesting and eligibility to participate under the Plans; part-time or full-time status; union or non-union status; employee or independent contractor status; and exempt or non-exempt status under the Fair Labor Standards Act. Within five (5) days prior to the Closing Date, the Shareholder shall deliver to Buyer an updated list to reflect changes in the Business Employees occurring through such date.

(b) Except for the employees listed in Schedule 3.17(b), no employees or consultants of FBHS and its Subsidiaries other than the Business Employees are necessary to independently conduct and operate the Business in the manner and to the extent currently conducted by FBHS and its Subsidiaries. As of the Closing Date, no Business Employee shall be employed or retained as a consultant by FBHS or any of its Subsidiaries other than the Companies.

3.18 Labor Relations; Compliance.

(a) The Companies are not, and for the past 5 years have not been, party to any collective bargaining or other labor Contract, and, to the Knowledge of the Companies, no Business Employees are otherwise represented by a labor union, labor organization or works council. Except as set forth on Schedule 3.18, there is not presently pending or existing and, to the Companies’ Knowledge, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process or (ii) any Proceeding against or affecting the Companies relating to the alleged violation of any material Legal Requirement pertaining to labor relations or employment matters.

(b) None of the Companies has any obligation to inform or consult with any Business Employee or any representative of any Business Employee in respect of the transactions contemplated by this Agreement.

(c) With respect to the Business Employees, FBHS and its Subsidiaries have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages and hours (including overtime and employee classifications), classification of employees versus independent contractors, benefits, collective bargaining, occupational safety and health and plant closing, and none of the Companies are liable for the payment of any material compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. No individuals other than the current Business Employees may validly claim to be a current salaried employee of any of the Companies.

(d) No Company has incurred any liability under the WARN Act that remains unsatisfied. To the extent that, after the Closing, Buyer operates the Business in substantially the same manner operated by the Companies during the six-month period prior to the Closing, no Company will incur any liability with respect to any Business Employee under the WARN Act.

3.19 Intellectual Property.

(a) Intellectual property assets (“Intellectual Property Assets”) means all domestic and foreign: (i) patents, industrial designs, patent applications, industrial design applications, inventions and invention disclosures (“Patents”), (ii) statutory, common law and registered trademarks, slogans, logos, trade dress, service marks, designs and other indicia of source or origin, social media identifications (such as “Twitter® Handle”) and trade names (including registrations and applications for registration of any of the foregoing) (“Trademarks”), (iii) copyrights and copyright applications in both published and unpublished works (“Copyrights”), (iv) trade secrets, manufacturing, process and packaging know-how and other proprietary or confidential information (“Trade Secrets”), (v) domain names, including registrations and applications to register any of the same and (vi) material computer software programs, including all source code, object code, specifications, designs and documentation related thereto.

(b) All Intellectual Property Assets used in the operation of the business of the Companies (the “Company Intellectual Property”) is either owned by the Companies (the “Owned Intellectual Property”) or is used by the Companies pursuant to a valid license Contract (the “Licensed Intellectual Property”). Schedule 3.19(b) sets forth a complete and accurate list of all of the registered or applied-for Owned Intellectual Property. Except as set forth on Schedule 3.19(b), the Companies own all right, title and interest in and to each of the Owned Intellectual Property set forth on Schedule 3.19(b), free and clear of all Encumbrances.

(c) The Companies are a party to each of the licenses and agreements set forth on Schedule 3.19(c) relating to Licensed Intellectual Property, pursuant to which (i) the Companies use any Licensed Intellectual Property or (ii) the Companies have granted to a third party any right in or to any Owned Intellectual Property. To the Knowledge of the Companies, such licenses and agreements are valid, legal and binding obligations enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally. To the Companies’ Knowledge, except as set forth on Schedule 3.19(c) or Schedule 3.13, there are no outstanding or threatened claims with respect to any such license or agreement.

(d) To the Knowledge of the Companies, neither the conduct of the Business of the Companies, nor the use of the Owned Intellectual Property and the Licensed Intellectual Property infringes or otherwise violates any Intellectual Property Assets or other proprietary rights of any other Person. Except as set forth in Schedule 3.13 or 3.19(c), there is no action pending or, to the Knowledge of the Companies, threatened alleging any such infringement or violation or challenging the Companies rights in or to any Company Intellectual Property.

(e) To the Companies’ Knowledge, upon the Closing, the Companies will continue to have the right to use all Owned Intellectual Property and material Licensed Intellectual Property on substantially the same terms and conditions as the Companies enjoyed immediately prior to Closing.

(f) The Companies are in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data. To the Knowledge of the Companies, no suit, action, proceeding, arbitration, claim, review or investigation is pending or threatened against the Companies relating to the collection or use of Personal Data.

3.20 Brokers or Finders. Except as set forth on Schedule 3.20, none of the Companies, FBHS or the Shareholder has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated herein.

3.21 Suppliers and Distributors. Schedule 3.21 sets forth a true and complete list, for the 12 months ended December 31, 2013, of (a) the twenty (20) largest customers of goods and services of the Companies measured in aggregate sales in U.S. dollars and (b) the twenty (20) largest suppliers of goods and services to the Companies measured in aggregate purchases in U.S. dollars. Except as set forth on Schedule 3.21, there has not been any material adverse change in, or written notice of an intent to materially adversely modify, the business relationship between the Companies and any supplier or distributor named on Schedule 3.15 or Schedule 3.21 and, to the Companies’ Knowledge, no such supplier or distributor intends to terminate or adversely modify any material term of its agreement with the Companies.

3.22 Product Liability. There are no written statements, citations or decisions by any Governmental Body specifically stating that any product produced and sold or distributed by or on behalf of the Companies prior to the Closing (each, a “Product”) is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body in any material respect. For the past 5 years there have been no recalls ordered by any such Governmental Body or any voluntary recalls by the Companies with respect to any Product.

3.23 Permits. The Business has obtained all of the material Permits necessary to permit the Business to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted (the “Business Licenses”).

3.24 Affiliate Transactions. Except as set forth on Schedule 3.24, neither the Shareholder nor any Affiliate of the Shareholder (other than the Companies) is a party to or the beneficiary of any material Contract with any of the Companies or has any interest in any property used by any of the Companies.

3.25 Representations on Closing Date. The Representations set forth in this Section 3 shall be true in all material respects on the Closing Date (except with respect to representations and warranties made as of a specific time).

4. Representations and Warranties of Buyer.

Buyer represents and warrants to the Shareholder as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets that it purports to own or use.

4.2 Authority; No Conflict.

(a) Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation and performance of the transactions contemplated hereby has been duly and validly authorized and approved by the board of directors or other applicable governing body of Buyer, and no other proceeding, consent or authorization on the part of Buyer is necessary to authorize this Agreement or the consummation or performance of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally.

(b) Except for any approvals required under the Competition Laws, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein except those which have been obtained.

(c) Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any provision of Buyer’s Organizational Documents;

(ii) contravene, conflict with or result in a violation of any Order or material Legal Requirement to which Buyer, or any of the assets owned or used by Buyer, may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of any Contract to which Buyer is a Party, other than Contracts which are immaterial to Buyer.

except, in the case of clause (ii), where such contravention, conflict, violation or imposition would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.3 Sufficient Funds. Subject to the completion of the financing contemplated by that certain debt commitment letter delivered to Buyer by the financial institutions identified therein, Buyer will have at or prior to the Closing sufficient cash or other sources of immediately available funds to deliver the Purchase Price. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding its ability to obtain financing for the consummation of the transactions contemplated hereby.

4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transaction contemplated herein. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.5 Brokers or Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transaction contemplated herein.

5. Covenants of the Shareholder and the Companies.

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Shareholder will, and will cause the Companies to: (a) afford Buyer and its Representatives reasonable access upon reasonable notice and at reasonable times and in a manner so as not to interfere with the normal business operations of the Companies to the Companies’ personnel, customers, suppliers, properties, contracts, books and records, and other documents and data, (b) furnish Buyer with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request, including furnishing working capital schedules and the supporting calculations prepared in accordance with the Balance Sheet Rules for the month ended immediately prior to the date of this Agreement and the months ending between the date of this Agreement and the Closing Date.

5.2 Operation of the Businesses of the Companies. Between the date of this Agreement and the Closing Date, the Shareholder will, and will cause the Companies to:

(a) conduct the business of the Companies only in the ordinary course of business consistent with past practices, including:

(i) billing and collecting accounts receivable within terms only in the ordinary course of business consistent with past practices, and not offering terms or discounts outside of the ordinary course of business without the written consent of Buyer;

(ii) payment of accounts payable, Taxes, salaries, wages, benefits and other benefits in the ordinary course of business consistent with past practices; and

(iii) purchasing inventories and other supplies and services applicable to Business in the ordinary course of business consistent with past practices;

(b) use commercially reasonable efforts to preserve the current business organization of the Companies, to keep available the services of the workforce, including, without limitation, current executive officers and key employees of the Companies, and to preserve the relationships with key suppliers and distributors, landlords, creditors and others having significant business relationships with the Companies;

(c) not take any action which would cause the representation contained in Section 3.14 not to be true at any time between the date of this Agreement and the Closing Date;

(d) not make any loan, advance or capital contribution to, or investment in, any other Person, other than in the ordinary course of business consistent with past practice; and

(e) not amend, renew, modify or grant of any waiver or consent under, or enter into any new, Real Property Lease.

Prior to the Closing, Simonton will form a newly incorporated LLC entity in Delaware or West Virginia (“Newco”) which will be merged with Simonton Building Products, Inc., with Newco being the surviving entity (the “Restructuring”). Buyer agrees that the Restructuring will not violate this Section 5.2 or any other provision of this Agreement.

5.3 Required Approvals. As promptly as practicable after the date of this Agreement, the Shareholder will make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein (including any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the filing fees for which shall be at Shareholder’s expense). Between the date of this Agreement and the Closing Date, the Shareholder will reasonably cooperate with Buyer, at Buyer’s expense, with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein.

5.4 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, the Shareholder will use reasonable best efforts to cause the conditions in Section 7 to be satisfied. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 9, the Shareholder shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

5.5 Tax Matters. Except as contemplated by Schedule 5.5, prior to the Closing, without the prior written consent of Buyer (not to be unreasonably withheld) and except as otherwise required by law, none of the Shareholder, the Companies and any Affiliate of the Shareholder shall, to the extent it relates solely to the Companies, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Companies in any taxable period (or portion thereof) beginning after the Closing Date in any material respect.

5.6 Consents. The Shareholder shall use its reasonable best efforts to obtain on or prior to Closing at its expense the consents identified on Schedule 3.3.

5.7 Closing Indebtedness and Intercompany Payables and Receivables. Prior to the Closing, the Shareholder and the Companies shall eliminate Closing Indebtedness and intercompany payables and receivables so that at the Closing there shall be no current payables or receivables from affiliates (which were disclosed in the Balance Sheet under Simonton accounting code 9569900) or Indebtedness.

5.8 Terminations of Transactions with Related Parties. On the Closing Date, all Liabilities between any of the Companies, on the one hand, and the Shareholder and its Subsidiaries (not including any of the Companies), on the other hand, shall be cancelled or, repaid.

5.9 Confidentiality. After the Closing, the Shareholder shall hold and shall cause each of its Affiliates to hold, and the Shareholder shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Legal Requirement, all confidential documents and information concerning the Companies, unless (a) such information becomes publicly available through no fault of such party, (b) disclosure is required in connection with FBHS’s public filings with the Securities and Exchange Commission, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (d) the furnishing or use of such information is required by legal proceedings, (and in the case of (d), the disclosing party shall reasonably cooperate with the other party to obtain confidential treatment).

5.10 Non-Competition; Non-Solicitation.

(a) In order for Buyer to have and enjoy the full benefit of the businesses of the Companies, and as a material inducement to Buyer to enter into this Agreement (without such inducement Buyer would not have entered into this Agreement), neither FBHS nor any of its Subsidiaries, other than the Companies, (each a “Restricted Person”) shall, directly or indirectly:

(i) for a period of five years commencing on the Closing Date, undertake, participate or carry on or be engaged in the production, distribution and sale of vinyl-framed windows in the United States or Canada, or have any financial or other interest in, any other Person who is engaged in the production, distribution and sale of vinyl-framed windows in the United States or Canada;

(ii) for a period of two years commencing on the Closing Date, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Companies to resign or leave the employ of the Companies or otherwise hire, employ, engage or contract any management-level employee of the Companies to perform services other than for the benefit of the Companies; or

(iii) for a period of two years commencing on the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Companies for vinyl-framed windows (including any Person who has been a customer of the Companies for vinyl-framed windows at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Companies for the direct or indirect benefit of any business of such Restricted Person.

(b) Notwithstanding Section 5.10(a), none of the following activities shall constitute a violation of Section 5.10(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors; (ii) the Restricted Person holding not more than 5% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in the Business; (iii) the production, sale or distribution of PVC trim or patio doors (whether or not vinyl-framed), or (iv) the purchase by FBHS of a business where, following the completion of such purchase, less than $40,000,000 of the aggregate sales of FBHS and its Subsidiaries result from activities which could constitute a violation of Section 5.10(a), which shall be no more than or less than the offers submitted.

(c) For a period of five years commencing on the Closing Date, in the event that FBHS or any of its Subsidiaries engages in an acquisition that would cause it to not be in compliance with Section 5.10(b)(iv), FBHS shall have one hundred eighty (180) days following such acquisition to engage in a divestiture (a “Divestiture”) that would result in FBHS being in compliance with Section 5.10(b)(iv) and FBHS shall provide Buyer with a right of first refusal with respect to such Divestiture. For a period of five years commencing on the Closing Date, in the event that FBHS or any of Subsidiaries intends to acquire any business that would constitute a violation of Section 5.10(a) but for Section 5.10(b)(iv), FBHS shall provide Buyer the option to purchase such business at fair market value, upon which FBHS and Buyer shall reasonably agree. In the event that FBHS and Buyer cannot reasonably agree on the fair market value of such business within 30 days, FBHS and Buyer shall appoint a mutually agreeable appraiser who shall determine the fair market value of such business.

(d) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 5.10(a) (the “Restrictive Covenants”):

(i) Buyer and the Companies shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Damage to Buyer and the Companies, the amount of which cannot be readily determined and as to which neither Buyer nor any of the Companies will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of Buyer’s, the Companies’ and each of their Subsidiary’s businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

5.11 Cooperation. Until the earlier of the consummation of the Closing and such time as this Agreement is terminated in accordance with Article 9, the Shareholder agrees to, and shall cause each of the Companies to, and shall use commercially reasonable efforts to cause its Representatives to, provide Buyer and its Representatives with such cooperation, at Buyer’s expense, in connection with the arrangement of financing in connection with the transactions contemplated hereby (“Financing”) as may be reasonably requested by Buyer, including providing such information and executing such documentation in connection with the Financing as Buyer may reasonably require; provided that (i) the Shareholder shall not be required to pay any commitment or other similar fee or incur any other out of pocket expense in connection with any such Financing, (ii) none of the Companies shall be required to pay any commitment or other similar fee or incur any other out of pocket expense in connection with any such Financing prior to the Closing, (iii) nothing herein shall require any of the Companies to take any action that would be effective prior to the consummation of the Closing and (iv) none of the Companies shall be required to execute any agreements prior to the consummation of the Closing unless such agreements and the other documents and instruments referred to above shall only be effective upon the consummation of the Closing. In addition, until 90 days after the Closing (unless this Agreement is terminated in accordance with Article 9), the Shareholder shall, at Buyer’s expense, use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective Representatives, to (x) cooperate with and provide assistance to Buyer, including providing access to financial data and related information, valuations, forecasts, income tax information, employees, properties, books, contracts and records, in Buyer’s preparation of audited financial statements of the Companies and their Subsidiaries as of and for the years ended December 31, 2013 and 2012 and any pro forma financial statements (1) that Buyer is required under the Exchange Act to file with the SEC as a result of the transactions contemplated by this Agreement and (2) that Buyer and/or its Affiliates are required to file under the Securities Act if Buyer or its parent undertakes any offering of debt or equity securities, or that are to be included in any marketing materials or offering documents in connection with any such offering, and (y) cause the Shareholder’s and its Affiliates’ independent auditors to provide such consent, if any, as is reasonably required with respect to the inclusion of the financial statements in any filing with the SEC or in any marketing materials or offering documents (subject to any customary and reasonable requirements of such auditors).

5.12 Insurance Matters.

(a) Buyer acknowledges that the Companies, former Subsidiaries of the Companies, and parties with whom the Companies and such Subsidiaries have done business (collectively, the “Covered Parties”) have been covered for certain periods under insurance policies maintained by the Shareholder or Affiliates of the Shareholder. The parties acknowledge that the coverage under these policies will cease to apply to the Covered Parties for occurrences after the Closing Date. The Shareholder agrees, and shall cause its Affiliates, to allow the Covered Parties to continue to be covered by the insurance policies of the Shareholder or its Affiliates for pre-Closing occurrences related to the Covered Parties and the Shareholder shall, and shall cause its Affiliates to, maintain such policies and cooperate fully in the processing of claims related to such occurrences as described in the Transition Services Agreement. With respect to any event that occurs on or before the Closing Date that gives rise to a claim or claims (an “Insurance Claim”) under any policy or policies of insurance maintained by the Shareholder or any of its Affiliates (other than policies maintained solely by the Companies) that relate to the assets, business, operations, employees, officers and managers of the Business (the “Insurance Policies”) (each of which is listed on Schedule 5.12 along with the corresponding policy number), the Shareholder shall cooperate or cause its Affiliates to cooperate in a commercially reasonable manner in the making of any such Insurance Claim under any of the applicable Insurance Policies. The Shareholder shall, upon the written request of Buyer, provide to Buyer following the Closing Date, true, complete and correct copies of all loss-runs under any insurance policies maintained by the Shareholder or any of its Affiliates which relate to the Business.

(b) Shareholder agrees that it will retain Winwood Insurance Company, Ltd. (“Winwood”), and all of the assets and liabilities associated therewith, and prior to the Closing will cause the transfer of the stock, assets and liabilities of Winwood to Shareholder or one of its Affiliates. Shareholder acknowledges that Winwood carried on business primarily as a captive reinsurer, participating in workers compensation, general liability and automotive liability reinsurance contracts, as well as product defect warranty coverage, for the Companies as well as others, and that, although Winwood ceased writing new business in 2002 and canceled all policies effective July 1, 2006, it continues to have actual and contingent liability under policies still in effect. Accordingly, Shareholder agrees and covenants, from and after the date of this Agreement, to timely respond to and pay all claims arising under any such policies, whether those claims are presented after the date of this Agreement to one of the Companies, to Buyer or to FBHS or any of its Affiliates, and to indemnify and hold the Companies, Buyer and its Affiliates harmless from any such claims and any Damages arising out of or related to such claims.

5.13 PVC Extrusion Lines. Between the date of this Agreement and the Closing Date, Shareholder will cause the PVC extrusion equipment lines, as well as the related molds and tooling if any, used by Simex, Inc. but on the balance sheets of Fypon LLC to be transferred to Simex, Inc.

5.14 401(k) Plan Rollovers. Effective no later than 60 days after Closing, FBHS and Buyer will effect a trust-to-trust transfer of account balances (and, if applicable, promissory notes evidencing loan balances of the Business Employees) of the Business Employees (the “Accounts”) under the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employees Retirement Savings Plan (collectively the “FBHS 401(k) Plans”) from the related trusts of the FBHS 401(k) Plans to the 401(k) plan sponsored by Buyer or one of its Affiliates, as applicable (the “Buyer 401(k) Plan”) and its related trust, which Buyer 401(k) Plan and related trust shall accept the transfer (the “Trust Transfer”). The Trust Transfer shall be in cash or in kind, as agreed by FBHS and Buyer. FBHS shall provide or cause to be provided to Buyer such documentation reasonably requested by Buyer to ensure the continued qualified status of the FBHS 401(k) Plans after the Closing and prior to the effectiveness of the Trust Transfer. FBHS and Buyer shall take all such actions necessary to ensure that the Trust Transfer complies with applicable laws. The Shareholder and FBHS have and, prior to the Transfer Date, shall fully comply with all applicable laws relating to the Accounts.

6. Covenants of Buyer

6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated herein (including any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the filing fees for which shall be borne by Buyer). Between the date of this Agreement and the Closing Date, Buyer will cooperate with the Companies to obtain the consents set forth on Schedule 3.3 and cooperate with the Shareholder with respect to all filings that the Shareholder is required by Legal Requirements to make in connection with the transactions contemplated hereby.

6.2 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use reasonable best efforts to cause the conditions in Section 8 to be satisfied. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 9, Buyer shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.3 Employment. Buyer agrees to continue the employment of all full-time Business Employees who are actively employed by the Companies as of the Closing Date; provided, however, that the foregoing shall not in any way limit the Companies’ right after the Closing Date to terminate the employment of any employee or change the level of pay or benefits provided to employees subject to the terms of any Company Plan.

6.4 Release. Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause a release of FBHS’s obligations under that certain Guaranty, dated January 7, 2011 issued by FBHS in favor of Easton Town Center II, LLC, but Buyer shall not be required to pay any monetary sum or modify that certain Office Lease, dated as of January 10, 2011, between Easton Towne Center II, LLC, as landlord, and Simonton Building Products, Inc., as tenant (as amended by that certain First Amendment, dated as of May 27, 2011, that certain Second Amendment, dated as of July 1, 2012 and that certain Third Amendment, dated as of July 1, 2013) to obtain such release.

7. Conditions Precedent to Buyer’s Obligation to Close.

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

7.1 Accuracy of Representations. The representations and warranties set forth in Section 3 shall be true in all material respects (except that the representations and warranties set forth in Article 3 that are qualified by materiality (including by the phrase “Material Adverse Effect”, “Material Adverse Change” or “in all material respects” or any word or phrase of similar import) and the Fundamental Representations shall be true in all respects) as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties made as of a specific time which shall be accurate in all material respects as of such time) as if made on the Closing Date.

7.2 Shareholder Performance.

(a) All of the covenants and obligations that the Shareholder or the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(b) Buyer shall have received at or prior to the Closing such documents, instruments or certificates listed in Section 2.4(a) hereof.

7.3 Simex Supply Agreement. The Simex Supply Agreement shall have been duly executed by Fypon LLC.

7.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the completion of the transactions contemplated herein.

7.5 Regulatory Consents. All consents required under the Competition Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be.

7.6 Material Adverse Effect. Since the date of the latest Balance Sheet, there shall not have occurred any Material Adverse Effect or Material Adverse Change.

7.7 Transition Services Agreement. The Transition Services Agreement, between the Shareholder and Simonton in the form set forth herein in Exhibit B (the “Transition Services Agreement”), shall have been duly executed by the Shareholder.

7.8 Notice of Termination of Severance Plans. The Shareholder shall cause the Companies to provide notice of termination (in a form acceptable to Buyer), effective 18 months after the date of such notice, of (i) the Fortune Brands Windows, Inc. Executive Severance Plan, effective as of January 1, 2013, as amended and restated and (ii) the Simonton Salaried Severance Plan, effective as of August 1, 2011, as amended and restated.

8. Conditions Precedent to the Shareholder’s Obligation to Close.

The Shareholder’s obligation to sell to Buyer the Shares and to take the other actions required to be taken by the Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Shareholder, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties set forth in Section 4 shall be true in all material respects (except that the representations and warranties set forth in Article 4 that are qualified by materiality (including by the phrase “material adverse effect” or “in all material respects” or any word or phrase of similar import) shall be true in all respects) as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties made as of a specific time which shall be accurate in all material respects as of such time) as if made on the Closing Date.

8.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have paid the Purchase Price required to be paid to the Shareholder pursuant to Section 2.2.

8.3 Simex Supply Agreement. The Simex Supply Agreement shall have been duly executed by Simex.

8.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the transactions contemplated herein.

8.5 Regulatory Consents. All consents required under the Competition Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be.

9. Termination.

9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of Buyer and the Shareholder;

(b) by Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1 or 8.2(a) not to be satisfied), upon written notice to the Shareholder, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Shareholder contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 or 7.2(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived in writing by Buyer or cured by the Shareholder, as applicable, within 30 days after receipt by the Shareholder of written notice thereof from Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c) by the Shareholder (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2(a) not to be satisfied), upon written notice to Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or 8.2(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived in writing by the Shareholder or cured by Buyer within 30 days after receipt by Buyer of written notice thereof from the Shareholder or is not reasonably capable of being cured prior to the Termination Date;

(d) by either Buyer or the Shareholder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2014, unless otherwise extended by the mutual agreement of the parties hereto (the “Termination Date”).

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 through 13.5 and 13.11 and this Section 9.2 will survive; provided, however, that if this Agreement is terminated by a party pursuant to Section 9.1(b) or (c), the terminating party’s right to seek Damages respecting the violation, breach or inaccuracy giving rise to such termination will survive such termination.

10. Indemnification; Remedies.

10.1 Survival. All of the representations and warranties of the Shareholder and Buyer under this Agreement will survive the Closing for eighteen (18) months except for the Shareholder’s representations and warranties under Section 3.16 which shall survive for an additional period of twenty four (24) months (42 months in the aggregate) and except for the Shareholder’s representation and warranties set forth in Section 3.9 which shall survive until sixty (60) days after the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and all covenants of the Shareholder (other than the covenants contained in Section 5.2) and Buyer under this Agreement that by their terms are to be performed at or prior to the Closing shall terminate upon the Closing, the covenants of the Shareholder contained in Section 5.2 will survive the Closing for twelve (12) months and all covenants of the Shareholder and Buyer that by their terms are to be performed following the Closing shall survive in accordance with their terms (in each case, the “Survival Period”).

10.2 Indemnification and Payment of Damages by the Shareholder or Buyer.

(a) The Shareholder agrees to indemnify and hold Buyer and its officers, directors, employees and Affiliates (the “Buyer Indemnitees”) harmless from, and will pay to such indemnified party the amount of, any loss, liability, claim, damage (excluding incidental or consequential damages), or expense (including costs of investigation and defense and reasonable attorney’s fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any inaccuracy or breach of any representation or warranty made by the Shareholder under this Agreement, (ii) any breach of any covenant made by the Shareholder under this Agreement, (iii) any environmental claims associated with any 7-Eleven convenience food stores, (iv) any Liability relating to any plan covered by Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), that has been maintained or contributed to by FBHS or any other corporation or trade or business that, together with FBHS, is or was at a relevant time treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, and any Liability relating to any legal compliance failures that affected the Accounts prior to the date of the Trust Transfer, (v) the Restructuring, including the failure to obtain any consent required by reason of the Restructuring, and (vi) the ownership or operation of Winwood and the transfer of Winwood to Shareholder or one of its Affiliates.

(b) Buyer agrees to indemnify and hold the Shareholder and its officers, directors, employees and Affiliates (the “Shareholder Indemnitees”) harmless from, and will pay to such indemnified party the amount of, any Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy or breach of any representation or warranty made by Buyer under this Agreement and (ii) any breach of any covenant made by Buyer under this Agreement.

10.3 Survival Period. No indemnifying party will have any liability (for indemnification or otherwise) with respect to any specific representation, warranty or covenant unless, on or before the expiration of the applicable Survival Period, unless the party seeking indemnification hereunder notifies such indemnifying party in writing of a claim for indemnification under Section 10.2, specifying the factual basis of that claim in reasonable detail to the extent then known by it.

10.4 Limitations on Amount.

The Shareholder will not have any liability in respect of any claim for indemnification pursuant to Section 10.2(a)(i) until the aggregate amount of such Damages equals or exceeds an amount equal to $1,300,000 (the “Deductible”) in which case Buyer shall be entitled to be indemnified for all such Damages in excess of the Deductible provided, that, Damages incurred in connection with or arising from any breach of the Fundamental Representations shall not be subject to the Deductible. Notwithstanding anything herein to the contrary, the maximum aggregate liability for indemnification by the Shareholder pursuant to Section 10.2(a)(i) is $15,000,000 (the “Cap”); provided, that, for Damages incurred in connection with or arising from any breach of the Fundamental Representations, the Cap shall be the Purchase Price. Notwithstanding the foregoing, the Deductible and the Cap shall not apply to Damages relating to or arising out of (i) any claim for indemnification under Section 10.2(a)(iii), (iv), (vi) or (vi), or (ii) intentional or fraudulent misrepresentations.

10.5 Procedure for Indemnification — Third Party Claims.

(a) Promptly after receipt by any indemnified party of written notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under Section 10.2, give prompt written notice prior to the expiration of the Survival Period to the indemnifying party of the commencement of such claim, but the failure to promptly notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to such indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by such indemnified party’s failure to give such prompt notice or where such notice is given after the expiration of the Survival Period.

(b) If any Proceeding referred to in Section 10.5(a) is brought against any indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel of its choosing; provided that the indemnifying party shall not be entitled to assume or continue sole control of the defense of any Proceeding if (i) the Proceeding relates to or arises in connection with any criminal conduct, (ii) the Proceeding seeks an injunction or equitable relief against any indemnified party, (iii) the Proceeding has or would reasonably be expected to result in Damages in excess of the amounts available for indemnification pursuant to Section 10.4, (iv) the Proceeding would reasonably be expected to have a material adverse effect on the indemnified party’s business with any customers, suppliers, vendors or other service providers, or (v) the indemnifying party has denied that such Proceeding is subject to indemnification pursuant to this Article 10. After notice from the indemnifying party to such indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as the indemnifying party diligently conducts such defense, be liable to such indemnified party under this Article 10 for any fees of other counsel retained by such indemnified party in connection with the defense of such Proceeding.

10.6 Procedure for Indemnification – Other Claims. A claim for indemnification under Section 10.2 for any matter not involving a third-party claim may be asserted by an indemnified party only by giving prompt written notice prior to the expiration of the Survival Period to the indemnifying party.

10.7 No Right of Contributions. Neither of the Shareholder or FBHS shall, and none of their respective Affiliates shall, have any right of contribution against any the Companies, or any of the Companies’ respective former, current, or future general or limited partners, stockholders, managers, members, controlling persons, management companies or representatives for any claim asserted by any Buyer Indemnitee under this Article 10.

10.8 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, the Shareholder shall have no liability with respect to claims under Section 10 or Section 11 for any Damages relating to (A) the loss or unavailability of any Tax attribute (including any net operating loss, deduction, credit or Tax basis) or (B) except with respect to the representations and warranties in Section 3.9(e) and (g) and the covenant in Section 5.5, Taxes arising in taxable period (or portion thereof) beginning on or after the Closing Date.

10.9 Calculation of Damages. The amount of any Damages payable under Section 10 or Section 11 shall be net of any Tax benefit actually realized by the Buyer Indemnitees with respect to such Damages in the taxable year the indemnification payment is made, any prior taxable year or in the following two (2) taxable years.

11. Tax Indemnification; Tax Matters.

11.1 Tax Indemnification. The Shareholder agrees to indemnify and hold the Buyer Indemnitees harmless from, and will pay to such indemnified party the amount of, without duplication, any Damages arising, directly or indirectly, from or in connection with (i) Taxes of the Companies for Pre-Closing Periods, including, if any, as a result of the Restructuring and the transfer of Winwood to Shareholder or one of its Affiliates (“Pre-Closing Taxes”), (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies are or were members on or prior to the Closing Date by reason of liability under Treasury Regulations Section 1.1502-6 or 1.1502-78 or comparable provision of foreign, state or local Tax law; or (iii) Taxes or other payments required to be paid after the date hereof by the Companies to any party under any Tax Sharing Agreement (whether written or not) entered into prior to the Closing or by reason of being a successor-in-interest or transferee of another entity prior to the Closing; provided, that the Shareholder’s indemnification obligation under this Section 11.1 shall not include any Taxes arising from transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Companies.

11.2 Tax Indemnification Procedures.

(a) After the Closing, each party to this Agreement shall promptly notify the other party in writing within ten (10) days of any demand, claim or notice of the commencement of an audit received by such party from any Taxing Authority or any other Person with respect to Taxes for which such other party is liable pursuant to this Agreement; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Agreement, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Taxing Authority or any other Person in respect of any such asserted Tax liability.

(b) Payment by an indemnitor of any amount due to an indemnitee under this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Taxing Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 11.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Taxing Authority or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Taxing Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Taxing Authority, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(c) All amounts required to be paid pursuant to this Section 11 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

11.3 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except in the case of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to a Tax Return of any consolidated, combined or unitary group of which FBHS and the Companies were members, (a “Pre-Closing Consolidated Return”), and except as provided in subsections (b) and (c) below, Buyer shall control the conduct, through counsel of its own choosing, of any Contest. For the avoidance of doubt, and notwithstanding anything in subsections (b) and (c) below, FBHS shall have the sole right to conduct any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any Tax Return of any consolidated combined or unitary group of which FBHS is a member (a “FBHS Contest”) and Buyer shall have no participation rights with respect to any FBHS Contest.

(b) In the case of a Contest after the Closing Date that relates solely to Pre-Closing Taxes of the Companies, FBHS shall control the conduct of such Contest, but Buyer shall have the right to participate in such Contest at its own expense, and FBHS shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Companies for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that with respect to any such Contest other than a FBHS Contest, if FBHS fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by FBHS of notice of such Contest, Buyer shall have the right to assume control of such Contest; provided that FBHS shall have the right to participate in such Contest at its own expense, and Buyer shall not settle, compromise and/or concede such Contest without the consent of FBHS, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that, for the avoidance of doubt, any Buyer participation rights shall be limited to Contests solely involving the Companies.

(c) In the case of a Contest that relates solely to the Companies for Straddle Periods, Buyer shall control the conduct of such Contest, but FBHS shall have the right to participate in such Contest at its own expense, and Buyer shall not settle, compromise and/or concede such Contest without the consent of FBHS, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) FBHS and the Shareholder, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. FBHS and the Shareholder, on the one hand, and Buyer, on the other hand, shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Companies (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.3(d). Any information obtained under this Section 11.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(e) Each of FBHS, the Shareholder, Buyer and the Companies shall (a) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Companies that relate to Pre-Closing Periods for seven (7) years, (b) transfer such records to the Shareholder upon its written request prior to any such destruction, abandonment or disposition and (c) allow the Shareholder and its affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the Shareholder may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Shareholder during normal business hours and at the Shareholder’s sole expense. Any information obtained under this Section 11.3(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

11.4 Preparation of Tax Returns and Payment of Taxes.

(a) FBHS shall prepare (or cause to be prepared), and timely file all Tax Returns of the Companies with respect to any taxable period that ends on or prior to the Closing that are required to be filed with any Taxing Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. FBHS shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by applicable law. FBHS shall (to the extent solely related to the Companies) deliver any such Tax Return, or in the case of a consolidated, combined or unitary Tax Return, the portion of any such Tax Return that relates to the Companies, to Buyer for its review at least twenty (20) days prior to the date on which such Tax Return is required to be filed. If Buyer disputes any item on such Tax Return, the parties shall use reasonable efforts to resolve their differences concerning the items of dispute. If any item of dispute remains unresolved for a period of twenty (20) days after the delivery of a the notice of dispute, either party shall be entitled to submit the dispute to a mutually agreeable internationally recognized independent registered public accounting firm that has not had a material relationship with the parties within the two years preceding the date of this Agreement (the “Independent Accountant”). The party submitting the dispute shall instruct the Independent Accountant to render a determination as to each unresolved item of dispute within sixty (60) days after its retention and the parties shall cooperate fully with the Independent Accountant so as to enable it to make such determination as quickly and as accurately as practicable within such time period. The Independent Accountant shall consider only those outstanding items of dispute. Each party may submit a “position paper” to the Independent Accountant setting forth the position of such party with respect to such Item of Dispute, and the parties may discuss such matters with the Independent Accountant; provided that no party shall have ex parte discussions with the Independent Account. The Independent Accountant shall immediately submit copies of all documents and other data made available by one party to the other party. The Independent Accountant’s determination as to each item of dispute submitted to it shall be in writing and shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall be allocated to be paid by the parties based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant.

(b) Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies (other than those Tax Returns described in Section 11.4(a) or any Tax Returns related to the FBHS Group). With respect to Tax Returns that are required to be filed by or with respect to the Companies for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law), and the Shareholder shall be responsible for the Pre-Closing Taxes due in respect of such Straddle Returns in accordance with Section 11.1. Buyer shall notify the Shareholder of any amounts due from the Shareholder in respect of any Straddle Return no later than ten (10) business days prior to the date on which such Straddle Return is due, and the Shareholder shall remit such payment to Buyer no later than five (5) business dates prior to the date such Straddle Return is due. Buyer shall deliver any Straddle Return to the Shareholder for its review at least ten (10) days prior to the date on which such Tax Return is required to be filed. If the Shareholder disputes any item on such Tax Return, procedures similar to Section 11.4(a) shall govern the resolution of such dispute.

(c) Without the prior written consent of the FBHS, which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise required by Law, Buyer shall not (A) amend, re-file, file or permit any Company to amend, re-file, or file any Tax Returns for a taxable period ending before the Closing Date or any Straddle

Period Tax Return or (B) offer to extend or waive, or cause to be offered to extend or waive, or permit any Company to offer to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period ending before the Closing Date or with respect to any Straddle Period Tax Return.

11.5 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Companies that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 11.5 shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Taxing Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. Buyer and the Shareholder agree that any deductions associated with Transaction Expenses shall be included as deductions of the Companies in all Tax Returns for the Pre-Closing Periods to the extent permitted by Legal Requirement and further agree, except as otherwise required by Legal Requirement, that the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) has no application with respect to such Transaction Expenses. Buyer and Shareholder further agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees in connection with this Agreement.

11.6 Refunds.

(a) The Shareholder will be entitled to any credits and refunds (including interest received thereon) in respect of any Taxes for which the Shareholder has agreed to indemnify Buyer pursuant to Section 10 or Section 11 (including, for the avoidance of doubt, any refund or credits for any taxable period of the Companies ending on or before the Closing Date or for the portion of any Straddle Period ending on the Closing Date) With respect to any net operating loss generated after the Closing Date, the Companies shall elect to waive any carryback under Code Section 172(b)(3). Buyer shall pay over to the Shareholder any such refund or credit within ten (10) days after receipt or entitlement thereto.

(b) Except as provided in Sections 11.6(a) and the Companies will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Companies.

11.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereby shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholder when due. The party required under Applicable Law shall timely file any Tax Return with respect to such Taxes (and the non-filing party shall cooperate with respect thereto as necessary) and such party will provide such Tax Return to the other party for the other party’s review and approval at least ten (10) days prior to the date such Tax Return is filed.

11.8 Tax Sharing Agreements. Except as provided in Schedule 11.8, any and all existing Tax Sharing Agreements to which the Shareholder and the Companies are a party shall be terminated as of the Closing Date. After the Closing Date, the Companies shall have no further rights or liabilities thereunder.

12. Guarantee.

12.1 Guarantee by FBHS. FBHS hereby guarantees the full and complete performance by the Shareholder of its obligations hereunder, including, without limitation, its obligations to indemnify Buyer with respect to indemnification claims under Section 10.2 hereof.

13. General Provisions.

13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants (“Expenses”) and the Shareholder shall pay the Transaction Expenses of the Companies that have not been paid prior to the Closing.

13.2 Public Announcements. Unless consented to by the Shareholder in advance or required by Legal Requirements, prior to the Closing, Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, the Shareholder shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person; provided that the foregoing shall not restrict disclosures of information made by or on behalf of Buyer and/or its Affiliates or successors, on the one hand, to its Affiliates, financing sources, accountants, and consultants, on the other hand, so long as Buyer notifies such Person of its commitment to confidentiality and remains responsible for any breach of confidentiality by such Person. Notwithstanding the foregoing, immediately after execution of this Agreement, the parties shall issue press releases in the forms attached hereto as Exhibit C. The Companies and Buyer will consult with each other concerning the means by which the Companies’ employees, customers, suppliers and distributors and others having dealings with the Companies will be informed of the transaction contemplated herein, and Buyer will have the right to be present for any such communication.

13.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and the Shareholder will maintain in confidence any written, oral, or other information obtained in confidence in connection with this Agreement or the transaction contemplated herein, unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by legal proceedings, in which case, the disclosing party shall reasonably cooperate with the other party to obtain confidential treatment.

13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail (with confirmation of receipt) or (c) reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service), in each case to the appropriate addresses, facsimile numbers and email addresses set forth below (or to such other addresses, facsimile numbers and email addresses as a party may designate by notice to the other parties):

To the Shareholder or FBHS:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015-5611

Attn: General Counsel

Fax No.: 847-484-4490

e-mail: Robert.Biggart@fbhs.com

To Buyer:

Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Attn: Tim Johnson, General Counsel

Fax No.: (919) 677-3914

e-mail: Tim.Johnson@plygem.com

13.5 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and the transactions contemplated hereby shall be brought against any of the parties in the Court of Chancery of the State of Delaware (and, with respect to claims as to which such court refuses to accept jurisdiction, the federal district court for the District of Delaware or if such federal district court refuses to accept jurisdiction, the state courts of the State of Delaware), and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

13.6 Waiver. Except as otherwise expressly provided herein, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

13.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment expressly referencing this Agreement and the intent to so amend this Agreement.

13.8 Assignments and Successors. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign its rights under this Agreement to (i) any Subsidiary of Buyer or (ii) its financing sources solely for collateral purposes, in each case, so long as Buyer remains liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Use of Fortune Brands Name. Buyer shall promptly after the Closing amend the Organizational Documents of Simonton so that it no longer contains the words “Fortune Brands” in its Organizational Documents.

13.11 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

13.12 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, other than the Companies, the Buyer Indemnitees and the Shareholder Indemnitees (and any of their respective successors, heirs, personal representatives or permitted assigns.).

13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

13.14 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Ply Gem Industries, Inc.

By:	/s/ Shawn K. Poe
Shawn K. Poe
Vice President

Fortune Brands Windows & Doors, Inc.

By:	/s/ Robert K. Biggart
Robert K. Biggart
Vice President & Assistant Secretary

Fortune Brands Home & Security, Inc.

By:	/s/ Robert K. Biggart
Robert K. Biggart
Senior Vice President, General Counsel &
Secretary

Exhibit A

Simex Supply Agreement

See attached.

Exhibit B

Transition Services Agreement

See attached.

Exhibit C

Press Releases

See attached.